UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 7, 2007
Digital Angel Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15177 (Commission File No.)	52-1233960 (IRS Employer Identification No.)

490 Villaume Avenue, South St. Paul, MN (Address of principal executive offices)		55075 (Zip Code)
Registrant’s telephone number, including area code: (651) 455-1621
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 7, 2007, Digital Angel Corporation (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Newcomb Communications, Inc. (“Newcomb”) pursuant to which the Company will sell all of the issued and outstanding shares of stock (the “Shares”) of OuterLink Corporation, a wholly-owned subsidiary of the Company that provides satellite-based mobile asset tracking and data messaging systems used to manage the deployment of aircraft and land vehicles (“OuterLink”).
Under the terms of the Agreement, the Company will sell the Shares to Newcomb for a purchase price of one million dollars ($1,000,000), subject to certain adjustments, based on OuterLink’s closing balance sheet. Newcomb has delivered a deposit and initial payment of one hundred thousand dollars ($100,000) in the form of a promissory note. If the closing does not take place by June 15, 2007 (other than because Newcomb failed to comply with its obligations under the Agreement), the purchase price will be adjusted upward by an amount equal to 60% of the aggregate actual operating expenses of OuterLink, including operating expenses that may be paid or covered by the Company for the period between June 16, 2007 and the closing, as mutually determined in good faith by the parties and assuming operations in the ordinary course of business.
The Agreement contains customary representations and warranties of the parties and customary conditions to each party’s obligation to consummate the transaction. In addition to customary conditions, Newcomb’s obligation to consummate the transaction is subject to Newcomb obtaining all required financing in order to consummate the transaction and fund its working capital requirements by May 21, 2007, the Federal Communications Commission consenting to the transfer of control over OuterLink to Newcomb by June 29, 2007 and the Company entering into a non-competition agreement with OuterLink effective from closing. In addition to customary conditions, the Company’s obligation to consummate the transaction is subject to the Company receiving from Imperium, a discharge or release of any security interests, liens or encumbrances, including any pledge obligations, with respect to the Shares, on terms and conditions that would not have a material adverse effect on the business, financial condition, operations, assets and liability of the Company, taken as a whole.
If the closing does not take place prior to July 3, 2007, the Agreement will be deemed terminated without further action by the parties. Additionally, if the Company’s Board of Directors determines on or before June 29, 2007 that the sale of the Shares pursuant to the Agreement is inferior to any other bona fide offer made and that based on the advice of legal counsel the Company is duty bound to accept the other bona fide offer, the Company may terminate the Agreement. If the Company terminates the Agreement for this reason, the Company must return and cancel the initial deposit note and pay Newcomb one hundred thousand dollars ($100,000) and reimburse Newcomb for its aggregate out of pocket costs and reasonable expenses in connection with the Agreement.
Mr. Paul F. Newcomb, President of Newcomb, was the founder and President of predecessor company to OuterLink, which the company acquired in January 2004.
The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is filed as exhibit 10.25 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
10.25 Stock Purchase Agreement dated May 7, 2007.*
*Schedules have been omitted from this exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

	By:	/s/ Thomas J. Hoyer

Thomas J. Hoyer
Vice President and Chief Financial Officer

Dated: May 8, 2007